Exhibit 99.1

Analyst Contact:	Greg Slome
Sparton Corporation
Email: gslome@sparton.com
Office: (847) 762-5812

Media Contact :	Mike Osborne
Sparton Corporation
Email: mosborne@sparton.com
Office: (847) 762-5814

Investor Contact:	John Nesbett/Jennifer Belodeau
Institutional Marketing Services
Email: jnesbett@institutionalms.com
Office: (203) 972-9200

FOR IMMEDIATE RELEASE

Sparton Corporation Sells New Mexico Property for $4.5 Million

SCHAUMBURG, Illinois – December 14, 2010 – Sparton Corporation (NYSE: SPA) has announced the sale by Sparton Technology, Inc., a New Mexico corporation and wholly-owned subsidiary of Sparton, of its 8500 Bluewater Road NW, Albuquerque, New Mexico property as of December 8, 2010 for $4.5 million. Sparton ceased operations at this location in 2008 as part of the turnaround actions that facilitated the Company’s return to profitability.

Cary Wood, President & CEO of Sparton commented, “Given the sluggish commercial real estate market, we are pleased to have completed the sale of our last idle property. The sale of the non-core assets is expected to further enhance Sparton’s future profitability as the annual expense required to maintain the facilities will no longer be required. Additionally, the proceeds of the sale further strengthen our balance sheet and will be used to fund our future strategic growth.”

About Sparton Corporation

Sparton Corporation (NYSE:SPA), now in its 111th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, and field service. The primary markets served are in the Medical Device, Defense & Security Systems, and Electronic Manufacturing Services industries. Headquartered in Schaumburg, IL, Sparton currently has five manufacturing locations worldwide. Sparton’s Web site may be accessed at http://www.sparton.com.

Safe Harbor and Fair Disclosure Statement

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in Sparton’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in Sparton’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.

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